Exhibit 10.2
JOINT OWNERSHIP AGREEMENT
     THIS JOINT OWNERSHIP AGREEMENT (this “Agreement”), entered into this 15th day of July, 2009, by and between Seminole Gas Company, L.L.C. (“Seminole”) and NGAS Gathering II, LLC, a Kentucky limited liability company (“NNG”), also hereinafter referred to individually or collectively as “Owner” or “Owners” or “Party” or “Parties”, respectively.
RECITALS:
     WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of May 11, 2009, by and among Daugherty Petroleum, Inc. (“DPI”), NGAS Gathering, L.L.C. (“Old NGAS”), NNG, and Seminole (as the same was or may be amended, the “APA” or “Asset Purchase Agreement”): (i) Seminole acquired from DPI and Old NGAS as undivided 50% interest in the Gathering System (as defined in the APA) and certain other interests described in the APA as the “Purchased Assets”; (ii) DPI and Old NGAS contributed and conveyed the remaining undivided 50% interest in and to such interests to NNG (referred to in the APA as the “Retained Gathering Assets”);
     WHEREAS, the Parties desire to set forth the terms and provisions of their agreement to jointly own, operate, maintain, extend or expand the Gathering System (as hereinafter defined), and the other Purchased Assets and Retained Gathering Assets, and address the same with regard to certain other interests and properties, acquired or developed in accordance with the terms hereof;
     NOW THEREFORE, in consideration of the mutual terms, conditions, and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the following words and terms shall have the meanings here ascribed to them:
     “AFE” (or “Authority for Expenditure”) shall mean an Authority for Expenditure prepared by the Manager or any Owner for the purpose of estimating the costs to be incurred in accordance with this Agreement.
     “Affiliate” means, as to any Person, any other Person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, whether by contract, voting power or otherwise. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.
     “Applicable Law” means any applicable law, statute, rule, regulation, ordinance order or other pronouncements, actions or requirements of any Governmental Authorities, including, without limitation, Environmental Laws or those relating to safety or welfare of humans or the environment.
     “Approval Budget” means with regard to the Gathering System, any Budget approved (or deemed approved) by the Committee in accordance with Section 2.3(d).
     “Asset Purchase Agreement” or “APA” shall have the meaning set forth in the Recitals.
     “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.
     “Budgets” (or singular, a “Budget”) shall mean any Capital Budget or Operating Budget contemplated under this Agreement, including, without limitation, the Initial Approved Budget and any subsequent Approved Budget.
     “Calendar Year” means a year beginning on the first day of January and ending on the last day of December.
     “Capital Budget” means an annual budget covering all Capital Projects which Manager deems it advisable and proposes to the Committee, with regard to the Gathering System.
     “Capital Project” means a capital project or Extension Proposal or more for the purpose of expanding the Gathering System (in a manner that would increase the capacity of the Gathering System and allow the Gathering System to gather greater volumes of gas than the current Gathering System would gather) or extending the Gathering System (whether through acquisition of additional properties or constructing and developing additional natural gas pipeline systems to be connected to the Gathering System, wherein the expanded or extended portions, if approved by the Committee and funded by the Owner’s in accordance with their Ownership Interests, would be owned by both Owners in accordance with their Ownership Interests; provided, however, that “Capital Projects” shall not include any costs relating to Emergencies, nor to operating costs, to projects relating to the repair or replacement of all or a portion of the Gathering System (insofar as replacement involves comparable quality and capacity).
     “Change of Control” means when applied to an entity (“Private Entity”), such time as any of the following occur after the date of this Agreement: (i) a tender offer or exchange offer is made and consummated for the ownership of 50 percent (50%) or more of the outstanding voting securities of the Private Entity, (ii) the Private Entity is merged or consolidated with another entity (“Constituent Party”) and as a result of such merger or consolidation 50 percent (50%) or less of the outstanding voting securities of the surviving or resulting entity is owned directly or indirectly in the aggregate by the Persons formerly owning such voting securities of the Private Entity or their Affiliates, other than Affiliates of the Constituent Party, as the same existed immediately prior to such merger or consolidation, (iii) the Private Entity sells or otherwise transfers substantially all of its assets to another entity which is not wholly-owned, directly or indirectly, by the Private Entity, one of its Subsidiaries or its Parent, (iv) a Person (which is not wholly-owned, directly or indirectly, by such Person or one of its Subsidiaries or its Parent), within the meaning of section 3(a)(9) or of section 13(d)(3) of the Exchange Act, acquires 50 percent (50%) or more of the outstanding voting securities of the Private Entity (whether directly, indirectly, beneficially or of record) or (v) a distribution or sale of voting securities of the Private Entity is consummated and as a result of such distribution 50 percent (50%) or less of the outstanding voting securities of the Private Entity is owned directly or indirectly in the aggregate by the former stockholder(s) of the Private Entity or their Affiliates.
     “Committee” is defined in Section 2.3(a) hereto.
     “Contract Operating Agreement” is defined in Section 3.1(a).
     “Contract Operator” shall mean the Initial Contract Operator, and any successor to the Initial Contract Operator.
     “Defaulting Owner” is defined in Section 6.4.
     “Direct Parent” means, with respect to an Owner, the Person that directly owns or holds the limited liability company interests, membership interests or other equity interests of such Owner, but shall not include any Affiliates, who may own or control such Person or who may indirectly own such Owner indirectly by virtues of its direct or indirect ownership of such Person.
     “DPI” means Daugherty Petroleum, Inc., a Kentucky corporation.
     “DPI Contract Operating Agreement” is defined in Section 3.1.
     “Emergency” means a sudden or unexpected event which causes, or creates an imminent risk of causing, material damage to the Gathering System, or imminent injury, illness or death to individuals and is of such a nature that responding to the event cannot, in the good faith opinion of the Manager, await the decision of the Committee.

     “Environmental Laws” means any and all local, state or federal laws, rules, regulations, orders, or judgments relating to the prevention of pollution, the preservation and restoration of environmental quality, or the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination or the handling, transportation, disposal or release into the environment of Hazardous Materials, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule or regulation or order of any governmental authority, specifically including, without limitation, any governmental request or requirement to take any clean-up or other action with respect to any of the Gathering System or any Solely Owned Segments or premises, including hazardous waste cleanup costs under the Solid Waste Disposal Act, 42 U.S.C. 6901, et seq., the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901, et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. 9601, et seq., the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Act, the Oil Pollution Act of 1990.
     “Extension Proposal” is defined in Section 2.2(a).
     “Event of Force Majeure” is defined in Section 10.1(a).
     “FERC” means the Federal Energy Regulatory Commission.
     “Gathering System” shall mean the (i) Gathering System, as defined in the APA, including, without limitation, those interests and properties described in Schedule A, Schedule B, Schedule F, Schedule G, Exhibit G and Exhibit O attached to the APA, together with any modifications, alterations, replacements, extensions or expansions of such Gathering System approved by the Parties in accordance with this Agreement; provided, however, that the term “Gathering System” shall not include any Solely Owned Segments or NNG SOS Segments or any modifications, alterations, replacements, extensions or expansions of such Solely Owned Segments or NNG SOS Segments.
     “Governmental Authorities” means any court, government (federal, state, local or foreign), department, political subdivision, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including but not limited to the FERC, the Federal Trade Commission, the Securities and Exchange Commission, any state public service or public utility or similar commission, any other governmental, quasi-governmental or nongovernmental body administering, regulating or having general oversight over natural gas, or other markets or transmission systems.
     “Governing Documents” means, with respect to an entity, (a) in the case of a corporation, the applicable articles of incorporation, by-laws, or charter documents, of such corporation, (b) in the case of a limited liability company, the applicable certificate of formation, limited liability company agreement, operating agreement, or similar agreement for such company, (c) in the case of a partnership, the applicable certificate of limited partnership, partnership agreement or limited partnership agreement, as the case may be, or (d) any other instrument, document or agreement relating to the formation, ownership, management, voting rights, or operation of such entity.
     “Hazardous Materials” means any substance or material that is designated, classified, characterized or regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under Environmental Laws.
     “Initial Contract Operator” is defined in Section 3.1(a).
     “IRR” means shall be the cumulative internal rate of return determined for an Owner or an SOS Owner, as the case may be, as of the applicable IRR Calculation Date to determine whether the following annually compounded rate of return which results in the following amount having a net present value equal to zero: (i) first, determine the date and amount of all IRR Funded Capital made by such Owner or SOS Owner hereunder on or prior to the applicable IRR Calculation Date; (ii) second, determine the date and amount of all payments to such Owner or SOS Owner of all IRR Paid Proceeds received on or prior to such IRR Calculation Date; then (iii) apply the IRR Specified Discount Rate to determine whether an IRR has been met; with such IRR, using the IRR Specified Discount Rate, being deemed met, as of an applicable IRR Calculation Date, if and when the present value (calculated on a pre-tax, cash-on-cash, un-levered basis) of the aggregate IRR Funded Capital, minus the aggregate IRR Paid Proceeds equals zero (0). An example of an IRR calculation is set forth on Exhibit D attached hereto.
     “IRR Calculation Date” means as of 11:59 p.m., Eastern Time, on December 31 of each Calendar Year during the term of this Agreement.
     “IRR Default Funding Date” means (i) with respect to any IRR Funded Capital in respect of the Gathering System the first date that a Non-Defaulting Owner paid or funded IRR Funded Capital relative to the Gathering System and for which an IRR calculation will be made, and (ii) with respect to any IRR Funded Capital in respect of a Solely Owned Segment, the first date that a Non-Defaulting Owner (in such case, a non-defaulting SOS Owner) paid or funded IRR Funded Capital relative to the Solely Owned Segment and for which an IRR calculation will be made.
     “IRR Funded Capital” means (i) with regard to the Gathering System, the term “IRR Funded Capital” means the aggregate amount that a Non-Defaulting Owner paid on behalf of a Defaulting Owner under the terms of this Agreement relating to the Gathering System or otherwise to the ownership, use, expansion, extension, operation, maintenance, repair, replacement, marketing, abandonment or other disposition of the Gathering System, whether required under Applicable Law, under contract, under this Agreement or otherwise, including, without limitation, amounts that a Non-Defaulting Owner may pay but for which the Defaulting Owner fails to reimburse the Non-Defaulting Owner as contemplated herein (whether paid under the SES Contract Operating Agreement, to Governmental Authorities or to Third Parties), and any internal and personnel costs or expenses incurred by the Manager or its Affiliates (assuming the Manager is not the Non-Defaulting Owner) (and (ii) with regard to a Solely Owned Segment, all costs, expenses, taxes, assessments, liabilities of any kind whatsoever, paid by an SOS Owner relating to such Solely Owned Segment, including, without limitation, any costs, expenses taxes, assessments, or liabilities relating to acquisition, construction, installation, ownership, use, expansion, extension, operation, maintenance, repair, replacement, marketing, abandonment or other disposition of the Solely Owned Segment, whether required under Applicable Law, under contract, under this Agreement or otherwise, including, without limitation, any internal and personnel costs or expenses incurred by the Manager or its Affiliates (assuming the Manager is the Non-Defaulting Owner).
     “IRR Paid Proceeds” means (i) with regard to the Gathering System: any payments/fees received by Manager under the SES Gathering Agreement that are allocable to Ownership Interest of the Non-Defaulting Owner attributable to periods from and after the applicable IRR Default Funding Date, and (ii) with regard to a Solely Owned Segment: any payments received by the SOS Owner thereof under the SOS SES Gathering Agreement (to the extent a Solely Owned Segment relates to an expansion of the capacity of the then existing Gathering System (as opposed to the IRR Funded Capital for repair, replacement, maintenance, operation, or other costs relative to the Gathering System) and if a separate SOS SES Gathering Agreement is not warranted or practicable, then the IRR Paid Proceeds shall be deemed, as much as is practicable, to include the payments/fees received under the SES Gathering Agreement attributable to the incremental expansion).
     “IRR Specified Discount Rate” means the per annum discount rate compounded quarterly, expressed as a percentage and applied on a pre-tax, cash-on-cash, and un-levered basis.
     “Manager” is defined in Section 3.1(a).
     “Major Decisions” is defined in Section 2.3(d).
     “Master Netting Agreement” shall have the meaning assigned to such term in the Asset Purchase Agreement.
     “NAESB Purchase Agreement” shall have the meaning attributed to it in the Asset Purchase Agreement.
     “Net Profits” means, with respect to a Solely Owned Segment, the excess, if any (as calculated in good faith by the SOS Owners, each as of 11:59 p.m. Eastern Time, on December 31 with respect to such Calendar Year), following the Net Profits Trigger Date of the applicable Net Profits Proceeds over the applicable Net Profits Costs attributable to such Solely Owned Segment.
     “Net Profits Costs” means, with respect to a Solely Owned Segment, all costs, expenses, taxes, assessments, and liabilities of any kind whatsoever, paid by an SOS Owner in respect of such Solely Owned Segment, including, without limitation, any costs, expenses taxes, assessments, or liabilities relating to acquisition, construction, installation, ownership, use, expansion, extension, operation, maintenance, repair, replacement, marketing, abandonment or other disposition of the Solely Owned Segment, whether required under Applicable Law, under contract, under this Agreement or otherwise, including, without limitation, internal and personnel costs or expenses incurred by the SOS Owners related to any of the same. To the extent that the SOS Owners, in good faith, believe that the Net Profits Costs for the current or the next Calendar Year are expected to exceed the Net Profits Proceeds due to the need for repairs, maintenance, abandonment or compliance with Applicable Law, then such SOS Owners may include in the calculation of Net Profits Costs for the current Calendar Year certain reserves calculated as an estimate of the amount by which such Net Profits Costs are expected to exceed such Net Profits Proceeds.
     “Net Profits Interest” means, with respect to a Solely Owned Segment or NNG SOS Segments, a contractual net profits interest equal to an amount, expressed as a percentage of the Net Profits, if any, of such

Solely Owned Segment or NNG SOS Segments, calculated with regard to any such Net Profits attributable to periods on or after the Net Profits Trigger Date; provided, however, that notwithstanding anything stated herein to the contrary, a “Net Profits Interest” shall neither create nor be deemed to establish any direct right, title or ownership or other interest in and to any Solely Owned Segment or NNG SOS Segments.
     “Net Profits Proceeds” means, with regard to a Solely Owned Segment, any payments received by the SOS Owner in respect of such Solely Owned Segment or NNG SOS Segments under the SOS SES Gathering Agreements (to the extent a Solely Owned Segment in question relates to an expansion of the capacity of the then existing Gathering System (as opposed to the Net Profits Costs for repair, replacement, maintenance, operation, or other costs relative to the Gathering System) and if a separate SOS SES Gathering Agreement is not warranted or practicable, then the Net Profits Proceeds shall be deemed, as much as is practicable, to include the payments/fees received under the SES Gathering Agreement attributable to the incremental expansion).
     “Net Profits Trigger Date” shall mean as of 12:01 a.m., Eastern Time, on January 1 of this next Calendar Year immediately following the applicable IRR Calculation Date, after the commencement of commercial operations of a Solely Owned Segment or NNG SOS Segments, on which the SOS Owner(s) of such Solely Owned Segment or NNG SOS Segments have achieved at least a 25% IRR (being an IRR using an IRR Specified Discount Rate of 25%) with respect thereto.
     “NGAS Capital Project” means any Capital Project (whether conducted by both Owners in accordance with their respective Ownership Interests in the Gathering System, or whether conducted on a Solely Owned Segment) which is intended to service, directly or indirectly, any DPI Producers (as defined under the APA) in connection with the NAESB Purchase Agreement.
     “NGAS Mortgages” shall have the meaning set forth in the Asset Purchase Agreement, provided, however, that the NGAS Mortgages shall also include any amendments or supplements to include any modifications, amendments, expansions or extensions of the Gathering System, as well as any rights (whether as an SOS Owner or with regard to any Net Profits as a Non-Participating Owner) that NNG may have in any Solely Owned Segments.
     “NNG Group” means NNG, NGAS Resources, Inc., Daugherty Petroleum, Inc., and any subsidiary or Affiliate of NNG, NGAS Resources, Inc. or Daugherty Petroleum, Inc., respectively.
     “NNG Option Interests” means and includes an undivided 100% of all of the limited liability company interests, membership interests or any other equity interests of NNG.
     “NNG SOS Segments” is defined in Section 2.2(b).
     “Non-Defaulting Owner” is defined in Section 6.4.
     “Non-Participating Owner(s)” shall have the meaning assigned to such term in Section 2.2(c).
     “Operating Budget” means a budget covering all expenditures chargeable to operating expense which Manager deems advisable to make during a Calendar Year, together with any other costs, expenses, liabilities relating to the ownership, use, operation, maintenance, repair, replacement, abandonment or other disposition of the Gathering System, other than for Capital Projects.
     “Owner Representative” shall have the meaning assigned to such term in Section 2.3(a).
     “Ownership Interest” shall mean the undivided ownership interest, usually expressed as a percentage, in and to the assets comprising the Gathering System or any Solely Owned Segment (but such term shall not apply to the membership interests or other equity interests held in and to NNG or Seminole, respectively). As of the date of this Agreement, the Ownership Interests of NNG and Seminole in and to the Gathering System is 50% each. With regard to any Solely Owned Segment, the Ownership Interests of the SOS Owner(s) thereof shall correspond to the proportionate share that such SOS Owner(s) thereof actually funded with respect to the acquisition, construction or installation and the commencement of commercial operations of such Solely Owned Segment, and the Ownership Interests therein of the Non-Participating Owners is limited to the back-in rights described in Section 2.2(c) below.
     “Ownership Ratio” shall refer to the relative ratio that the Owners’ Ownership Interest bear to each other. For example, as of the date of this Agreement, with regard to the Gathering System, the initial Ownership Ratio shall be 50:50 (corresponding to NNG’s fifty percent (50%) undivided ownership interest in the Gathering System and Seminole’s fifty percent (50%) undivided ownership interest in the Gathering System). Except as otherwise set forth in this Agreement, all revenues, income, costs, expenses and liabilities shall be allocated, paid and borne in accordance with the Ownership Ratio.

     “Permitted Transfer” means, with respect to the “ROFR Interests,” the following: (i) exercise of either of the NNG Options described in the Asset Purchase Agreement (whether by Seminole or in accordance with the put options described therein), (ii) any Transfer by Seminole to any Affiliate of either (which may be a master limited partnership controlled by Seminole or an Affiliate), (iii) any Transfer by Seminole in connection with any loan, credit agreement or other financing transaction involving Seminole or an Affiliate or (iv) any Transfer by NNG or any of its Affiliates of the Seminole Mortgages and any other collateral pledged as security for the obligations of Seminole or any of its Affiliates to any member of the NNG Group in connection with NNG’s obligations as a guarantor under the NGAS Credit Agreement (as such term is defined in the APA); provided that such obligations of NNG do not exceed in the aggregate $7,500,000, and provided further that upon the exercise of the NGAS Option (as defined in the APA) and payment by Seminole pursuant to the terms thereunder, such collateral assignment shall be released.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Authorities, unincorporated organization or other entity.
     “Rights of Way” mean easements, rights-of-way, servitudes, fee lands, surface and subsurface lease agreements, surface use agreements and other rights and agreements related to the use of the surface and subsurface.
     “ROFR Interests” means and includes any direct or indirect interests, claims or rights in, to or under (i) either of the Gathering System or any Solely Owned Segment or any NNG SOS Segments, as well as any real, personal or mixed property interests related thereto or used in connection with the Gathering System or the Solely Owned Segment, respectively, including, without limitation, spare parts, inventories, and equipment used solely for the Gathering System or the Solely Owned Segment or any NNG SOS Segments, as the case may be as well as any corresponding rights, interests and obligations under this Agreement, the SES Gathering Agreement or the SOS SES Gathering Agreement, as the case may be, or and (ii) any issued or outstanding or newly issued membership interests, stock, partnership interests or other equity interests of any kind of an Owner (or any successor to an Owner).
     “SES” means Seminole Energy Services, LLC.
     “SES Contract Operating Agreement” is defined in Section 3.1.
     “SES Gathering Agreement” means the Gathering Agreement, dated as of the same date as this Agreement, by and among each of the Owners and SES, pursuant to which the Owners shall agree and commit to SES an undivided 100% of the capacity of the Gathering System (as the Gathering System and its capacity may hereafter be modified, extended or increased), in substantially the form attached as an exhibit to the Asset Purchase Agreement.
     “Solely Owned Segments” is defined in Section 2.2(b), and this term shall include, when applicable, any NNG SOS Segments.
     “SOS Owner” is defined in Section 2.2(b); and with regard to any NNG SOS Segments, SOS Owner shall include the permitted NNG Affiliate contemplated under Section 2.3(b).
     “SOS SES Gathering Agreement” means with regard to any Solely Owned Segment, the Gathering Agreement to be entered into by and among each SOS Owner thereof and SES, pursuant to which such SOS Owner(s) shall agree and commit to SES an undivided 100% of the capacity of such Solely Owned Segment (as such Solely Owned Segment and its capacity may hereafter be modified, extended or increased), in substantially the form attached hereto as Exhibit F.
     “Third Parties” means any Person who is not either a Party, an Affiliate of any Party, nor an employee, agent or representative of any Party or any Party’s Affiliate.
     “Voting Interests” shall have the meaning assigned to such term in Section 2.3(a).
     If any provision of any Exhibit is inconsistent with any provision contained in the body of this Agreement, then the provisions in the body of this Agreement shall prevail.
     1.2 Construction.
     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice-versa, (b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (c) references to Articles and Sections refer to Articles and Sections of this

Agreement; (d) references to Exhibits or Schedules refer to the Exhibits or Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (e) references to Applicable Laws refer to such Applicable Laws as they may be amended from time to time, and references to particular provisions of a Applicable Law include any corresponding provisions of any succeeding Applicable Law; (f) the term “include”, “includes”, “including” or words of like report shall be deemed to be followed by the words “without limitation”; (g) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (h) references to money refer to legal currency of the United States of America; and (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
INTERESTS OF PARTIES; SOLELY OWNED SEGMENTS; OWNERS’ COMMITTEE;
RIGHTS OF FIRST REFUSAL; BUSINESS
     2.1 Ownership Ratio. Unless changed by written agreement of the Owners, all revenues, income, costs, expenses and liabilities incurred in and related to the operation or ownership of the Gathering System under this Agreement shall be allocated among the Owners severally, not jointly, in accordance with their respective Ownership Interests and the Ownership Ratio. All equipment, materials and supplies acquired related to the operation and ownership of the Gathering System shall be paid for and owned in accordance with the Ownership Ratio.
     2.2 Solely Owned Segments.
     (a) Proposal of Expansion/Extension. Any Owner, via its designated representative or the Committee, may propose a capital expansion or extension of the Gathering System not already covered by an Approved Budget or an approved AFE (an “Extension Proposal”). If all Owners approve the Extension Proposal (via a unanimous approval of the Committee), then each Owner shall fund, and such Owners shall own, the expanded or extended Gathering System in accordance with its then current, respective Ownership Ratio, and the Parties shall make any conveyance or cross-conveyances necessary to cause record title to the expanded or extended portion of the Gathering System to be so owned by each Owner as provided herein. If less than all Owners, via its designated Owner Representatives on the Committee, vote to approve an Extension Proposal, the provisions of Section 2.2(b) below shall apply.
     (b) Solely Owned Segments. If less than all Owners approve any Extension Proposal on or before the close of business on the ten (10) day after such Extension Proposal is submitted to the Committee for approval, then all of the Owners hereby agree that the Owner(s) whose Owner Representatives voted for the Extension Proposal shall thereafter be free to pursue the acquisition, construction, installation, operation and marketing of capacity for the extended/expanded portion of the Gathering System comprising such Extension Proposal (in each case, the portion of such extended/expanded facilities, together with any modifications, alterations, replacements, extensions or expansions thereof, and all Rights of Way attributable to, used solely in connection with, or relating to the above, and all permits and authorizations of any kind held by such pursuing Owners in respect thereof that are necessary for or incident to the use and operation of such extended or expanded portion, and all land or other real property interests underlying the compressors attributable solely to such extended or expanded portion, and all inventories of pipe, materials and supplies used solely for such extended or expanded segment, is collectively herein referred to as a “Solely Owned Segment”). Any Owner(s), whose Owner Representative did not vote in favor of such Extension Proposal shall not (nor shall their Affiliates), directly or indirectly, pursue such project for its own account. Notwithstanding anything stated in this Agreement to the contrary, to the extent NNG’s Owner Representatives vote in favor of an Extension Proposal but Seminole’s Owner Representations do not, then to the extent NNG desires to pursue such Extension Proposal project as a Solely Owned Segment, such project may not be pursued or owned (legally or beneficially) by NNG (or any direct or indirect subsidiary of NNG, but must be pursued only by another Affiliate of NNG which is not a direct or indirect subsidiary of NNG (in such case, an “NNG SOS Segment”). Each Solely Owned Segment shall be owned (and title shall solely be held) by the Owner(s) (or in the case of NNG SOS Segment, by the permitted Affiliate of NNG) who fund the acquisition, construction and installation of such Solely Owned Segment (collectively with regard to such applicable Solely Owned Segment, the “SOS Owners”, and individually, an “SOS Owner”); such ownership interests of each such SOS Owner in such Solely Owned Segment to be based on the ratio that the costs of acquiring, constructing, installing and commencing commercial operations of such Solely Owned Segment funded by such SOS Owner bears to the total amount of such costs funded by all the SOS Owners thereof; and the SOS Owner(s) of such Solely Owned Segment shall enter into a separate SOS SES Gathering Agreement with SES pursuant to which SES shall be granted an undivided 100% of the capacity of the Solely Owned Segment. Subject to the provisions hereof regarding Net Profits and of Section 3.5 below, the SOS Owners shall be entitled to retain all benefits attributable to their Solely Owner Segment, including all payments received under the SOS SES Gathering Agreement attributable thereto; and the SOS Owners shall be responsible for all costs, expenses, liabilities and operations attributable to the Solely Owned Segments.
     (c) Back-In-Rights. With regard to each Solely Owned Segment, from and after the applicable Net Profits Trigger Date for such Solely Owned Segment, the SOS Owners shall be deemed to have granted to those remaining Owners who did not participate in the funding of such Solely Owned Segment (collectively, the “Non-Participating Owners” and, individually, a “Non-Participating Owner”) a contractual Net Profits Interest in the Solely Owned Segment, such that the SOS Owners and each Non-Participating Owners shall thereafter receive future cash payments from the SOS Owners of such Solely Owned Segment equal to the product of the future Net Profits, if any, attributable to such Solely Owned Segment times such Non-Participating Owner’s then current Ownership Interest in the Gathering System (expressed as a percentage); provided, however, that such Net Profits Interest shall (i) constitute only a contractual right to the Non-Participating Owner(s) to receive payment of the Net Profits from such Solely Owned Segment, and (ii) neither constitute, nor shall any such Non-Participating Owner be entitled to seek or claim, any record or beneficial right, title or other ownership interest in or to such Solely Owned Segment; and (iii) to the extent an IRR calculation must be done hereunder, the SOS Owners shall make such IRR calculation on or before each May 1 following an IRR Calculation Date (even though the calculation, itself, will be to determine whether such applicable IRR has been achieved by the prior December 31st IRR Calculation Date), and to the extent the IRR calculation results in a determination that the 25% IRR target has been achieved and, therefore, the Net Profits Trigger Date (being the January 1 of the same Calendar Year) had occurred, then such SOS Owner shall pay, within ten (10) business days thereafter, to the Non-Defaulting Owners. Thereafter, the SOS Owner shall make a calculation of Net Profits with regard to such Solely Owned Segments annually (“Net Profits Calculation Date”) and pay any Net Profits due to the Non-Participating Owners within ten (10) business days after such Net Profits Calculation Date. Notwithstanding the above, if after the Net Profits Trigger Date for a Solely Owned Segment the SOS Owners thereof pay additional capital relative to the Solely Owned Segment, no further Net Profits will be due or accrue until the SOS Owners achieve a 25% IRR with regarding thereto. To the extent that the SOS Owners pay to the Non-Participating Owners more in Net Profits than they are entitled, then any over-payments shall be applied and deducted from any subsequent Net Profits payments such Non-Participating Owners would otherwise be entitled to from such SOS Owners under this Agreement.
     (d) Termination of Section 2.2 Provisions. Notwithstanding the above, to the extent that an NGAS Options (as defined in the APA) is exercised (whether by Seminole or in accordance with the put options described therein), the obligation set forth in this Section 2.2 shall automatically terminate upon the closing and consummation of such NGAS Option, and the Parties shall execute such further amendments to this Agreement or other instruments as may be necessary or appropriate to reflect the termination thereof.
     2.3 Owners’ Committee.
     (a) Establishment of the Committee; Representatives; Voting Rights. Each of the Owners shall appoint two (2) representatives (each an “Owner Representative”) to a committee of the Owners (collectively, the “Committee”). The Owner Representatives appointed by the Owners shall vote the interests of, and at the direction of, the Owners. An Owner Representative shall not owe any duty, fiduciary or otherwise, to any Owner who did not appoint such person as its Owner Representative. The Owners may replace or substitute any alternative representative as its appointee(s) to the Committee (with or without cause, in its sole discretion), upon written notice to the other Owners and may fill any vacancy in the event that one of the Owner Representatives it appointed either resigns, dies or becomes incapacitated. Any one or more Owner Representatives appointed by an Owner shall vote as a block with an aggregate voting power equal to the then current Ownership Interest of the Owner who appointed them (collectively, the “Voting Interests”) and to the extent that less than all of the Owner Representatives appointed by an Owner are present at a duly called meeting of the Committee, at which a quorum is present, then those one or more Owner Representatives appointed by such Owner who are present at such meeting, nonetheless, shall continue to vote as a block and shall continue to have the same aggregate voting power (being the then existing Ownership Interest of the Owner who appointed them) as if all such Owner Representatives were present. Any vote or approval of an Owners’ Committee representative with regard to a Budget, an AFE, an expenditure, or other matter shall bind (and be deemed a commitment of) the Owner who appointed such representative.
     (b) Committee Meetings. The Committee shall meet (whether in person or by telephone) at such times as the members of the Committee deem necessary or appropriate, but no less than every once each calendar quarter (on December 1st, March 1st, July 1st and September 1st) and shall exchange, review, consider and approve such written materials and reports that are considered to be relevant or useful to the conduct of the Committee’s work. Not less than one Owner Representative appointed by each Owner shall be required in order for there to be a quorum. A quorum must be present at any regular or special meeting in order for the Committee to conduct business, and the concurrence of those Owner Representatives who are present at a meeting at which a quorum is present and who, in the aggregate have a sufficient Voting Interest to approve a particular matter shall be required for any act of the Committee.
     (c) General Duties of the Committee. Unless otherwise agreed to by the Owners, the Committee shall serve as a liaison between the Owners and the Manager, and shall do the following:
     (i) review on an ongoing basis the operational results of the Gathering System and make recommendations concerning the configuration and future operational status of the Gathering System, including recommendations concerning day to day operations, modifications, alterations, or expansions of the Gathering System requiring either capital contributions by the Owners or the purchase of gas compression or treating facilities;
     (ii) prepare and evaluate initial and revised drafts of budgets required by Section 3(a)(8) of this Agreement, including amendments thereto requested by any Owners or the Manager;
     (iii) develop and approve operational guidelines, policies and directives concerning the Gathering System and work with the Manager to insure compliance therewith;
     (iv) undertake such other matters or special projects that the Owners request in writing be addressed by the Committee; and
     (v) Vote on any Major Decisions, Budgets, Capital Projects (including, without limitation, any Extension Proposals) AFE’s or other matters presented to the Committee.
     (d) Major Decisions of Committee. Except to extent the same is already covered in an Approved Budget, an approved AFE, or is otherwise an expense or liability authorized or permitted under Section 3.1(i) or under Article IV, Article VI or Article IX, neither the Manager, nor any Owners shall have any right or authorization to take or to cause to be taken any of the following actions (each a “Major Decision”, and collectively, the “Major Decisions”) without the unanimous vote of the Committee (i.e., approval of such Owner Representatives who, in the aggregate hold 100% of the Voting Interests), excluding any approval required relative to any costs, expenses or liabilities relating to a Solely Owned Segment (which shall be subject to the agreement or approval of the SOS Owners thereof):
     (i) Any amendment to this Agreement;
     (ii) Approval of the annual budget contemplated under Section 3.1(c) below, subject to the other provisions of Article III and Article VI below;
     (iii) Filing, consenting to, or acquiescing in any act or event that would constitute an event of bankruptcy with respect to a Party;
     (iv) Acquiring by lease, purchase, or otherwise any real or personal property or fixture in an amount greater than $50,000;
     (v) Amending the Budget in an amount, individually or in any series of related transactions, greater than $50,000, except in response to an emergency;
     (vi) Entering into any contract or arrangement that requires any payments in an amount, individually or in any series of related transactions, greater than $25,000 to an Affiliate of a Party, except with regard to the SES Gathering Agreement, any SOS SES Gathering Agreement, the initial Contract Operator Agreement, or the NAESB Purchase Agreement or as otherwise expressly authorized by this Agreement;

     (vii) Capital expenditures in an amount, individually or in a series of related transactions, greater than $50,000;
     (viii) The lease, sale, exchange, transfer, or other disposition of any material assets of the Gathering System in an amount, individually or in any series of related transactions, greater than $50,000;
     (ix) The incurrence of any liens, burdens, or encumbrances against any assets of the Gathering System;
     (x) Any contracting out of an integral portion of the business or operations of Manager, except as otherwise set forth in an Approved Budget;
     (xi) Any material change in the amounts of and risks to be covered by insurance as set forth on Exhibit H attached hereto;
     (xii) any amendments to, pursuit of any remedies for allegation of breach under, the SES Gathering Agreement; or
     (xiii) Any other action that is not in the ordinary course of business as Manager of the Gathering System.
     (e) Failure to Approve Certain Budgets. If the Committee fails to approve by December 15th of any calendar year the Operating Budget that will be applicable for the immediately succeeding calendar year, then the current year’s Operating Budget, plus ten percent (10%), shall be deemed to apply to the next, succeeding calendar year until an alternative or Amended Operating Budget is approved with regard thereto.
     (f) Conference Telephone Meetings. Meetings of the Committee or the Owners may be held by means of conference telephone, video or similar communications equipment so long as all Persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or video shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.
     (g) Termination of Section 2.3 Provisions. Notwithstanding the above, to the extent that an NGAS Options (as defined in the APA) is exercised (whether by Seminole or in accordance with the put options described therein), the obligation set forth in this Section 2.3 shall automatically terminate upon the closing and consummation of such NGAS Option, and the Parties shall execute such further amendments to this Agreement or other instruments as may be necessary or appropriate to reflect the termination thereof.
     2.4 Transfer Restrictions; Right of First Refusal.
     (a) Transfers of Ownership Interests. An Owner shall not (and any Direct Parent of an Owner shall not, nor permit its directly owned Owner to), directly or indirectly, voluntarily or involuntarily, by operation of Applicable Law or otherwise sell, assign, distribute (whether in liquidation or otherwise), pledge, mortgage, exchange, encumber, hypothecate, donate, gift, exchange or otherwise transfer or dispose (“Transfer”) of any interest in the ROFR Interests, except for (i) a Transfer effected in accordance with the terms of this Section 2.4 or (ii) a Permitted Transfer. Any other Transfer or attempted Transfer (whether by operation of Applicable Law or otherwise) shall be null and void. Any Transfer made in accordance with the terms of this Section 2.4, as well as any Permitted Transfer shall be made expressly subject to the terms and provisions of this Agreement (and any Transfer of an undivided interest in the Gathering System shall be deemed to Transfer a corresponding undivided interest (and Ownership Interest) under this Agreement, the SES Gathering Agreement and, with regard to any continuing obligations, covenants or options thereunder, the APA (and, likewise, any Transfer of an undivided interest in the Solely Owned Segments shall be deemed to Transfer a corresponding undivided interest (and Ownership Interest) under this Agreement, the applicable SOS SES Gathering Agreement, or with regard to any back-in rights pursuant to Section 2.2(c) with respect thereto, and with regard to any continuing obligations, covenants or options thereunder, the APA). If an Owner desires to Transfer all or part of such Owner’s Ownership Interest or any interest portion thereof, such Owner will be responsible for compliance with all conditions of Transfer imposed by this Agreement and under Applicable Law and for any expenses incurred by the other Owners or the Undivided Interest Property for legal and/or accounting services in connection with reviewing any proposed Transfer or issuing opinions in connection therewith. Notwithstanding the above, any transfer of an interest in the Gathering System or any Solely Owned Segments shall not relieve the transferor from any liability or obligation hereunder, or under the SES Gathering Agreement or any SOS SES Gathering Agreement or under the APA, as the case may be; nor shall the non-Transferring Owners be required to recognize such Transfer until: (x) the transferee has executed an agreement, in form and substance satisfactory to the Manager, assuming and agreeing to be bound by the terms and provisions of this Agreement relative to the interest acquired, and (y) copies of such agreement, as well as copies of the applicable conveyance instruments (executed and delivered in accordance with the provisions and limitations of this agreement) have been provided to Manager, the transferor Owner shall continue for all purposes of this Agreement to constitute the Owner of the ROFR Interest to be Transferred and to be entitled to exercise any rights or powers of a Owner with respect to the Ownership Interest transferred review on an ongoing basis the operational results of the Gathering System and make recommendations concerning the configuration and future operational status of the Gathering System, including recommendations concerning day to day operations, modifications, alterations, or expansions of the Gathering System requiring either capital contributions by the Owners or the purchase of gas compression or treating facilities; and (z) such transferor has otherwise complied with the other provisions of this Section 2.4. Regardless of whether a Transfer is a Permitted Transfer, or a Transfer which otherwise complies with the requirements of this Section 2.4, any Transfer of an Ownership Interest in the Gathering System or any Solely Owned Segment which does not expressly require (by contract or by operation of Applicable Law) the transferee to assume and be bound by the terms and provisions of this Agreement relative to the interest acquired shall be void. It is further acknowledged herein that under the Asset Purchase Agreement, the ability of NNG or its Direct Parent to make any Transfer within the term of the NGAS Options, as defined in the APA (other than a Transfer to Buyer in connection therewith) is expressly prohibited, and any attempted Transfer by NNG or its Direct Parent during the NGAS Option Period, as defined in the APA (other than a Transfer to Buyer in connection therewith) shall be null and void.
     (b) ROFR. Each Owner and its respective Direct Parent (each, an “Owner Offeror”) hereby grants to the other then current Owners (each, an “Owner Offeree”) the exclusive, irrevocable, and continuing right of first refusal (herein sometimes called “ROFR”) during the term of this Agreement to purchase or otherwise acquire any ROFR Interests, as applicable, to be made the subject of any Transfer or other distribution by the Owner Offeror to any other person or entity (collectively, a “Sale”) in the event of a bona fide written offer (whether binding or non-binding) in respect of a Sale received by the Owner Offeror from any Person (a “Third Party Offer”), which Third Party Offer the Owner Offeror desires to accept, except with regard to a Permitted Transfer.
     (c) Notice of Offer. If at any time or times an Owner Offeror receives a Third Party Offer, which Third Party Offer the Owner Offeror desire to accept, such Owner Offeror promptly shall give written notice to all Owner Offerees setting out in reasonable detail the terms of the Third Party Offer (the “Notice of Offer”). The delivery of such Notice of Offer to the Owner Offerees shall constitute an offer (herein called “Owner’s Offer”) by Owner Offeror to Owner Offerees to effect a Transfer in favor of Owner Offerees of the same type and on the same terms as contemplated in the Third Party Offer described in such Notice of Offer. Any Notice of Offer shall include (i) the bona fide cash price or other consideration (and the cash value thereof) for the Sale; (ii) the name of the prospective purchaser; (iii) the interest to be sold; and (iv) the other material terms upon which such Sale is to be made, including the date of the anticipated closing, any proposed post-closing adjustments to such consideration, the time and method of payment or delivery of such consideration, any material conditions, restrictions, or limitations on the receipt of such consideration, and any additional material obligations or liabilities associated with the exchange of consideration, or otherwise made part of the proposed Sale. Each Notice of Offer shall be accompanied by true and complete copies of any term sheets, letters of intent, proposed agreement of assignment or purchase agreement, in each case then existing and relating to such Third Party Offer. If the consideration for any such Sale is other than cash, or if there is an exchange of like kind property, and Owner Offerees disagree with the value of the interest sold or exchanged, Owner Offeror and Owners Offeree, at each party’s own expense, shall each select one independent appraiser and each party shall provide its respective appraiser with a proposal setting forth its determination of the value of the interest sold or exchanged together with such information or evidence as such party shall deem relevant. The two selected appraisers shall have fifteen (15) days to determine whether the Owner Offeror’s or the Owners Offeree’s proposed valuation should be utilized. In the event that the two appraiser are unable to agree on either the Owner Offeror’s or the Owners Offeree’s proposal within such fifteen (15) day period, then such appraisers shall select a third appraiser within five (5) days after the expiration of such fifteen (15) day period. The cost of such third appraiser shall be shared equally by Owner Offeror and Owners Offeree. If the three appraiser, within fifteen (15) days thereafter, cannot unanimously agree upon either the Owner

Offeror’s or the Owners Offeree’s proposed valuation, then each of the three appraisers shall select one of the two proposals and the selection of either the Owner Offeror’s proposal or the Owners Offeree’s proposal by any two of the three appraisers shall be final and conclusive for all purposes in determining the value of the interest sold or exchanged. The parties understand, stipulate and agree that the valuation selected by the foregoing arbitration procedure shall be final, binding, conclusive and effective on Owner Offeror and Owners Offeree for purposes under this Agreement, and same shall not be subject to judicial review, mediation or any other legal proceeding. The determination of the appraiser shall be final, non-appealable, and binding upon the Parties hereto. Except with respect to the substitution of cash for the other consideration to be tendered, the other terms and conditions of such a Sale for other than cash or an exchange shall remain the same if any Owner Offerees decides to accept the appraisal and elect to exercise the ROFR.
     (d) Exercise of ROFR Option. Each Owner Offeree shall have the right, at its option, exercisable as hereinafter provided, to accept Owner’s Offer. The Owner Offerees shall then have the right for a period of thirty (30) days following receipt of the Notice of Offer (or after a determination of the value of the non-cash consideration has been made under (b) above, if later) to elect to purchase for cash all, but not less than all, of the interest to be sold on terms and conditions no less favorable than the terms and conditions set forth in the Notice of Offer (whether such purchase price is in the form of cash or non-cash consideration). If more than one Owner Offeree properly elects to exercise the Owner Option, then the Ownership Interest offered shall be acquired by the exercising Owner Offerees in proportion to the relative, then current Ownership Interests of the exercising Owner Offerees (which Ownership Interests may be different depending on whether Ownership Interests in Gathering System or Solely Owned Segments are involved). The ROFR shall be exercised by an Owner Offeree, if at all, by such Owner Offeree delivering to the Owner Offeror written notice of the exercise thereof within thirty (30) calendar days after Owner Offeree’s receipt of the Notice of Offer. Failure of an Owner Offeree to affirmatively exercise the ROFR within such thirty (30) day period shall be deemed conclusively to be an election not to exercise the ROFR with regard to such Owner’s Offer. Notwithstanding Owner Offeree’s election or deemed election, as applicable, not to exercise the ROFR with respect to any Sale from Owner Offeror to a Third Party, the rights of Owner Offerees set forth herein shall be a continuing right, as the ROFR shall remain in full force and effect throughout the term of this Agreement with respect to any future Sale of any of the Ownership Interests (in the Gathering System or Solely Owned Segments) or interests in the hands of any Third Party buyer or any subsequent transferee.
     (e) Failure to Exercise; Obligations of Successors and Assigns. If all Owner Offerees fail to timely exercise the ROFR with respect to a Notice of Offer, Owner Offeror may effect the transaction covered by the original Third Party Offer substantially in accordance with such Third Party Offer; provided, however, that if the economic, financial, or environmental terms of the original Third Party Offer presented in such Notice of Offer are charged, amended or modified in a manner that is more favorable to the Third Party, then such changed, modified or amended terms shall constitute a new Third Party Offer hereunder, the new Third Party Offer shall be the subject of a new Notice of Offer in the manner hereinabove provided, and Owner Offerees’ ROFR hereunder shall apply thereto (except the time period for exercise of the ROFR shall be thirty (30) days commencing on Owner Offerees’s receipt of such new Notice of Offer). Any assignment or Transfer of (and any successor, assignee or transferee of) a ROFR Interest must accept such ROFR Interest expressly subject to (and agree to assume and be bound by all of) the terms and provisions of this Agreement (and any Transfer of an undivided interest in the Gathering System shall be deemed to Transfer a corresponding undivided interest (and Ownership Interest) under this Agreement, the SES Gathering Agreement, and, likewise, any Transfer of an undivided interest in the Solely Owned Segments shall be deemed to Transfer a corresponding undivided interest (and Ownership Interest) under this Agreement, the applicable SOS SES Gathering Agreement, or with regard to any back-in rights pursuant to Section 2.2(c) with respect thereto, and with regard to any continuing obligations, covenants or options thereunder, the APA, including, without limitation, the following: (i) any successor, assignee or transferee of NNG must acquire and maintain such ROFR Interests in an entity which complies with the sole business purpose obligations set forth in Section 2.5 below with regard to the ROFR Interests acquired, (ii) any successor, assignee or transferee of NNG must agree to appoint an maintain an Independent Director (as defined and as contemplated in the APA) for the periods required in the APA, (iii) any successor, assignee or transferee of NNG must provide a parent guaranty or a replacement parent guaranty, acceptable in form and substance to the Manager, relative to the obligations and liabilities assumed under this Agreement, the APA, the SES Gathering Agreement and any SOS SES Gathering Agreement, and (iv) any successor, assignee or transferee must accept the interests subject to (and must re-

affirm the grant) of the liens, security interests, pledges, covenants and agreements under the NGAS Mortgages or the Buyer Mortgages, as the case may be, relative to the interests acquired. Any Transfer, or attempted Transfer, that does not comply with the above requirements shall be null and void.
     (f) Post-Closing Notice. Within thirty (30) days after the date of consummation of any Sale with respect to which the Owner Offerees fail or refuse to timely elect to exercise the ROFR, Owner Offeror shall provide Owner Offerees with copies of the purchase agreement and conveyance documents for such Sale. If Owner Offeror does not consummate a proposed Sale within three (3) months after the date on which the last Owner Offeree notifies (or is deemed to have notified) Owner Offeror of Owner Offeree’s election not to exercise the ROFR, then all of the restrictions hereof shall thenceforth apply again to such Third Party Offer as though no written Notice of Offer had been given by Owner Offeror to Owner Offerees, and the Owner Offeror shall not thereafter consummate any sale pursuant to such Third Party Offer until the Owner Offer thereafter complies with the requirements of Sections 2.4(c), (d) and (e). Notwithstanding anything in this Agreement to the contrary, if Owner Offeror (i) consummates a proposed Sale within the three (3) months after the date on which the last Owner Offeree notifies (or is deemed to have notified) Owner Offeror of Owner Offerees’s election not to exercise the ROFR and (ii) provides the Owner Offerees with copies of the purchase agreement and conveyance documents of such Sale, then Owner Offerees shall cease to have any further right to exercise the ROFR with respect to the particular Sale, although the ROFR shall continue for the term of this Agreement to be applicable in the event of any future Sale or Sales by the Third Party grantee.
     (g) Application of a Change of Control. As used herein, the capitalized term Sale shall also include any sale, conveyance, assignment or other transfer, whether as a result of a single or multiple transactions that result in a Change of Control of any Direct Parent of an Owner.
     (h) Further Restrictions on Transfers by NNG. Notwithstanding anything stated in this Agreement to the contrary, and notwithstanding compliance the ROFR provisions of this Section 2.4, NNG shall not make any Transfer of any of its assets, properties or interests, whether real, personal or mixed, including, without limitation, the ROFR Interests (other than distributions of cash), without the prior, expressed, written consent of Seminole, in its sole discretion; provided, however, that subject to an earlier termination hereof under Section 2.4(k) below, then Section 2.4 (h) shall automatically terminate and be of no further force and effect on 5:00 pm, Eastern Time, on December 31, 2011.
     (i) Bulk Sales. If any acceptable Third Party Offer that is subject to the ROFR rights hereunder shall include other property in addition to the ROFR Interests, this Agreement shall be applicable only to the sale of the ROFR Interests, as applicable, at a consideration or purchase price that shall constitute the portion of the aggregate purchase price applicable to such property as determined by a disinterested appraiser in accordance with Section 2.4(c) above.
     (j) Survival. Subject to the last sentence of Section 2.4(f) above, the ROFR hereby granted to Owner Offerees shall survive the types of Transfers specified as Permitted Transfers (or any series of such Transfers by Owner Offeror or subsequent transferees) until termination of this Agreement as provided herein.
     (k) Termination of Section 2.4 Provisions. Notwithstanding the above, to the extent that an NGAS Options (as defined in the APA) is exercised (whether by Seminole or in accordance with the put options described therein), the obligation set forth in this Section 2.4 shall automatically terminate upon the closing and consummation of such NGAS Option, and the Parties shall execute such further amendments to this Agreement or other instruments as may be necessary or appropriate to reflect the termination thereof.
     2.5 Sole Business Purpose of NNG. NNG shall not engage in any other business or activity, except solely with regard to the ownership of its interests in the Gathering System, and its entering into and performing this Agreement and the SES Gathering Agreement. No other business or activity by NNG shall be permitted without the prior written consent of Seminole. Notwithstanding the above, to the extent that the NGAS Options (as defined in the APA) are exercised (whether by Seminole or in accordance with the put options described therein), the obligation of NNG to limit its purpose solely as described above shall automatically terminate upon the closing and consummation of such NGAS Option, and the Parties shall execute such further amendments to the NNG LLC Agreement (as defined in the APA) or other instruments as may be necessary or appropriate to reflect the termination thereof.
     2.6 Initial Budgets. Attached hereto as Exhibit A is the initial Capital Budget for the remainder of 2009 (“Initial Capital Budget”); and attached hereto as Exhibit B is the initial Operating Budget for the remainder of 2009 (“Initial Operating Budget”). The Initial Capital Budget and the Initial Operating Budget are hereby deemed approved by the Parties and no further approval is required by the Committee or the Owners.
     2.7 Notice of Default. To the extent that NNG receives any notice or becomes aware of any of the following exists, it shall provide immediate written notice to Seminole that, NNG is: (i) in breach or default under any contract, agreement, commitment, or arrangement to which it or its assets are bound or otherwise subject, (ii) in violation of Applicable Law, (iii) subject to the imposition of any accreditation or other remedy available to an third party, (iv) obligated under any guaranty, indemnity or similar obligation, or (v) any condition exists that, with the lapse of time, could give rise to any of (i) — (iv) above. In such event, Seminole shall have the right, but not the obligation, to cure, satisfy or remedy such condition (whether in whole or in part) and to the extent Seminole does and pays or incurs any expense or liability with regard thereto, it shall be treated the same as if NNG was a Defaulting Owner with regard thereto and Seminole is the Non-Defaulting Owner who paid such amounts on the Defaulting Owner’s behalf, as contemplated in Section 6.4.
ARTICLE III
MANAGER
     3.1 Designation and Responsibilities of Manager; Contract Operator.
     (a) Appointment; General Responsibilities; Contract Operator. The Parties hereby appoint Seminole (and Seminole hereby accepts the appointment) as “Manager”. The Manager shall conduct and direct and have full and exclusive control (relative to any other Owners) of all operations, use, maintenance, repair, replacement, abandonment or other disposition of the Gathering System as permitted and required by, and within the limits of this Agreement, and marketing (as described in Section 3.5 below. Notwithstanding the above, it is expressly agreed and acknowledged that Seminole and NNG will enter into a contract operating agreement with SES in substantially the form attached hereto as Exhibit J-1 (the “SES Contract Operating Agreement”), and SES will enter into a corresponding contract operating agreement with another Person to perform the functions of manager of the Gathering System and of SES under the SES Contract Operating Agreement (each such contract operating agreement entered into by SES, a “Contract Operating Agreement”). The initial contract operator will be SES (the “Initial Contract Operator”), The initial Contract Operating Agreement entered into by SES shall be with Daugherty Petroleum, Inc. substantially the form set forth on Exhibit J-2 (the “DPI Contract Operating Agreement”) attached hereto. The selection, termination, replacement or substitution of the Initial Contract Operator, as well as any successor contract operator of the Gathering System, shall be determined as follows:
     (i) from and after the exercise of an NGAS Option (as defined in the APA), the determination shall be made in the sole discretion of Seminole;
     (ii) prior to the exercise of NGAS Option (as defined in the APA), the determination shall be: (A) if the desire to remove, replace or substitute such Initial Contract Operator or subsequent contract operator is based on reasons or causes for removing a Manager described in Section 3.2(a)(ii) below, then with regard to such Initial Contract Operator or subsequent contract operator, the determination to remove, replace or substitute the same shall be made in the sole discretion of Seminole; and (B) if the desire to remove, replace or substitute such Initial Contract Operator or subsequent contract operator is based on reasons or causes other than those described in Section 3.2(a)(ii)(A) above, then the determination to remove, replace or substitute the same shall be made by the Committee, as if it were a Major Decision.
Subject to the obligations described under Section 2.2(b) and Section 3.5, the ownership, operation, use, maintenance, repair, replacement, abandonment or other disposition of: any Solely Owned Segments shall be directed and controlled pursuant to the agreement of the SOS Owners thereof.
     (b) Reimbursements; Advances; Reasonable Reserves. Notwithstanding anything stated herein to the contrary in this Agreement, each Owner (other than Seminole) commits to pay and reimburse the Manager for such Owner’s Ownership Interest share of any costs, expenses, fees, taxes, assessments or liabilities of any kind whatsoever incurred by Manager, whether directly or paid under the SES Contract Operating Agreement, within ten (10) business days of any written request therefor. Without limiting the generality of the immediately prior sentence, Manager shall be entitled to immediate reimbursement or offset relating to any costs, expenses, or liabilities of any kind incurred by Manager pursuant to an Approved Budget, any approved AFE, any authorized Major Decision, as well as any costs, expenses or liabilities paid or incurred which are permitted, authorized or deemed authorized under Section 3.1(i), 3.3, Article IV, Article VI, Article VIII, Article IX, or under the SES Contract Operating Agreement. In addition, upon written notice by Manager to the Owners, Manager may demand that the Owners pay to Manager (or directly to a Third Party or the Contract Operator, if so directed by Manager) in advance, and within ten (10) business days after receipt of such notice, such Owner’s share of any authorized or permitted costs, expenses or liabilities (which would be costs, expenses or liabilities reimbursable hereunder to Manager if paid by Manager). Further, Manager may demand that the Owners pay to Manager in advance, and within ten (10) business days after receipt of such notice, any amount necessary to fund certain reasonable reserves by Manager to pay such Owner’s share of foreseeable authorized or permitted costs, expenses or liabilities (which would be costs, expenses or liabilities reimbursable hereunder to Manager if paid by Manager). Failure of an Owner to pay any amounts to the Manager when due under this Section 3.1(b) shall constitute a default by such Owner for which the Manager shall have all rights and remedies provided under this Agreement, the Master Netting Agreement, Applicable Law or otherwise.
     (c) Budgets. Manager shall prepare (or cause the Contract Operator to prepare) and submit to the Committee for review and approval, an annual Operating Budget and Capital Budget relating to the Gathering System. Manager shall submit the draft annual budget to the Committee on or before each December 15th of the year immediately prior to the next calendar year to which such annual budget applies. Manager shall have no obligation to any other Owners to incur any expense of liability relative to the Gathering System which has not either been approved under an Approved Budget, an approved AFE or for which Manager is not otherwise entitled to be reimbursed for by all Owners relative to their respective Ownership Interest share thereof.
     (d) Liens. In accordance with the terms of the NGAS Mortgages, NNG shall grant a first lien and security interest to Seminole on NNG’s Ownership Interest in the Gathering System, as well as any Solely Owned Segments, Net Profits Interests, or other assets or properties that NNG owns or holds to support, among other obligations or liabilities described therein, all of NNG’s, DPI’s, and Old NGA’s obligations and liabilities under this Agreement, the SES Gathering Agreement, any SOS SES Gathering Agreement, the NAESB Purchase Agreement the SES Contract Operating Agreement, the Master Netting Agreement (as defined in the APA), the APA and the Seller Parent Guaranty (as defined in the APA). In accordance with the terms of the Buyer Mortgages (as defined in the APA), Buyer shall grant a subordinated, second lien on its Ownership Interest in the Gathering System, as well as any Solely Owned Segments , Net Profits Interests, or other assets to support the Buyer Secured Obligations, as defined in the APA. Notwithstanding the above, to the extent that an NGAS Options (as defined in the APA) is exercised (whether by Seminole or in accordance with the put options described therein), the liens, security interests, and obligation under NGAS Mortgages and the Buyer Mortgages shall automatically terminate and be released upon the closing and consummation of such NGAS Option, and the Parties shall execute such further releases or other instruments as may be necessary or appropriate to reflect the termination and release thereof.
     (e) Set Off. In addition to any other rights or remedies that Manager may have under Applicable Law, any amounts that NNG or any other Owner may owe Seminole, whether as Manager or otherwise, may be from time to time and at any time throughout the term hereof, at the sole discretion of Seminole, be setoff against any accrued, liquidated amount or monetary obligation owed to NNG by Seminole or an Affiliate of Seminole, including, without limitation, any amounts to be paid to NNG under the SES Gathering Agreement.
     (f) Independent Contractor; Not a Fiduciary. In its performance of services and duties hereunder for the Owners, Manager shall be an independent contractor, subject to the limitations or Manager’s authority under Section 2.3 and except as to the type of operations to be undertaken pursuant to the SES Gathering Agreement. Manager is not intended to be, nor shall it be deemed to be, a fiduciary or trustee, nor shall it have any fiduciary or similar duty or obligation to the Owners or Manager with regard to its role as Manager (AND NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, ANY FIDUCIARY OR SIMILAR DUTIES OR OBLIGATIONS, AS WELL AS ANY OTHER DUTIES OR OBLIGATIONS OF MANAGER NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, ARE HEREBY EXPRESSLY WAIVED, DISCLAIMED AND NEGATED).
     (g) Standards of Performance. Manager shall conduct its activities under this Agreement as a reasonable prudent Manager, in a good and workmanlike manner, and in compliance with Applicable Law and regulation and in accordance with customary industry practices.

     (h) Limitation of Liability. In its capacity as Manager, the Manager shall have no liability as Manager to the other Parties for losses sustained or liabilities incurred (including, without limitation, any damages, loss or destruction of the Gathering System, any Solely Owned Segments or NNG SOS Segments), except such as may result from gross negligence or willful misconduct of Seminole, REGARDLESS OF THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF MANAGER, ANY OWNER, OR ANY OTHER PERSON.
     (i) Payment of Expenses. Subject to the provisions of Section 2.3, this Article III, Article VI and Article IX, Manager shall promptly pay and discharge all expenses, costs and liabilities incurred in operating, maintaining, using, repairing, replacing or other approved disposition of the Gathering System and in providing replacements and additions thereto, making charges therefore in accordance with the terms of this Agreement, including the following:
     (i) Approved Budgets and AFEs. Any expenses, costs or liabilities covered by an Approved Operating Budget, an Approved Capital Budget, an approved AFE or an approved Major Decision, shall be deemed authorized and approved by the Owners.
     (ii) Authority for Expenditure. During such next succeeding Calendar Year or calendar quarter, as the case may be, Manager shall have the right and authority with respect to the Approved Operating Budget and Approved Capital Budget (as they may be amended by any Approved Budget Amendments), or an approved Major Decision, or other authorized expenditures expressly set forth under this Agreement, to make expenditures therefore up to 100% of the respective amount provided for such Approved Budget, approved Major Decision, other approved expenditure, cost or liability expressly set forth in this Agreement. To the extent not otherwise covered by an Approved Budget (as amended), an approved Major Decision, and is not otherwise expressly authorized or permitted under another provision of this Agreement, then the Manager may incur (and be reimbursed by the other Owners relative to their share, or demand advance payment of the Owners relative to their share of) any cost, expense or liability which it is not estimated in excess of Fifty Thousand Dollars ($50,000), except in case of Emergencies as hereinafter provided, without the need to be approved by the Committee; and to the extent such cost, expense or liability would be estimated to exceed such amount, then the same shall be incurred by Manager only with the prior written consent of the Committee in the form of an AFE.
     (iii) Emergencies. Notwithstanding any provision of this Section, in cases of emergency, Manager may proceed with maintenance or repair work when necessary to keep the line operating or to restore the facilities to operating condition or to minimize damage, without necessity for prior consent of the Committee even though the cost and expense shall exceed five hundred thousand dollars ($500,000). Manager shall notify the Committee, as quickly as practicable of such emergency. Such notification shall be by method deemed most appropriate by Manager.
     (iv) Applicable Law. Any costs, expenses or liabilities paid or incurred by Manager relating to the ownership, use, expansion, extension, operation, maintenance, repair, replacement, marketing, abandonment or other disposition of the Gathering System, paid to any Governmental Authorities, or directed by any Governmental Authorities to be paid to any other Person, or under Applicable Law. All of such costs, expenses or liabilities paid or incurred by Manager shall be deemed authorized by the Owners.
     3.2 Resignation or Removal of Manager and Selection of Successor.
     (a) Resignation or Removal of Manager.
     (i) Manager may resign at any time by giving not less than ninety (90) days’ prior written notice thereof to Owners. If Manager terminates its legal existence or is no longer capable of serving as Manager, Manager shall be deemed to have resigned without any action by Owners, except the selection of a successor.
     (ii) Manager may be removed by the affirmative vote of Owners owning a majority of the remaining interest in the Gathering System after excluding the Ownership Interest held by the Manager, only for
     (a) material breach, material failure or inability to perform its obligations under this Agreement,
     (b) gross negligence or willful misconduct of Manager,
     (c) Manager becomes bankrupt or insolvent or otherwise makes an assignment for the benefit of creditors,
     (d) In the event any execution or attachment is issued against Manager pursuant to which all or a substantial part of the assets of Manager are seized or otherwise taken by a creditor or by any custodian, receiver, trustee or other legal authority,
     (e) dissolution, liquidation or cessation of Manager.
Such vote shall not be deemed effective until a written notice has been delivered to the Manager by one or more Owners holding the required interests described above detailing the alleged default and Manager has failed to cure the default within sixty (60) days from its receipt of the notice. Such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Manager or action by the Owners to remove Manager, unless a successor Manager has been selected and assumes the duties of Manager at an earlier date. Manager, after effective date of resignation or removal, shall be bound by the terms hereof as an Owner. A change of corporate name or structure of Manager or transfer of Manager’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Manager. Any successor Manager must accept an assignment of, and assume and agree to be bound by, the SES Contract Operating Agreement then in effect. Any removal, substitution, or replacement of the Manager shall in no way affect the continued validity of the SES Contract Operating Agreement then in effect, nor shall it affect the continued validity of the SES Gathering Agreement or any SOS SES Gathering Agreement.
     (b) Selection of Successor Manager. Upon the resignation or removal of Manager under any provision of this Agreement, a successor Manager shall be selected by the Owners. The former Manager shall promptly deliver to the successor Manager all records and data relating to the operations conducted by the former Manager to the extent such records and data are not already in the possession of the successor Manager. Any cost of obtaining or copying the former Manager’s records and data shall be charged to the joint account of the Owners in accordance with the Ownership Ratio.
     (c) Effect of Bankruptcy. If Manager becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Owners, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Manager, and the removal of Manager is prevented by the federal bankruptcy court, all Owners and Manager shall comprise an interim operating committee to serve until Manager has elected to reject or assume this Agreement and the SES Gathering Agreement pursuant to the Bankruptcy Code. An election to reject this Agreement by Manager as a debtor in possession, or by a trustee in bankruptcy shall be deemed a resignation as Manager without any action by Owners, except the selection of a successor. During the period of time the operating committee controls operations; all actions shall require the approval of two (2) or more Parties owning a majority interest based on ownership. In the event there are only two (2) Parties to this Agreement, during the period of time the operating committee controls operations, a third party acceptable to Manager, Owners and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their Ownership Interest.
     3.3 Custody of Funds; Offset by Manager; Statement of Account. The Owners shall direct that any fees, amounts or other payments received from provision of gathering services utilizing, or commitments of capacity on, the Gathering System (including, without limitation, any fees, amounts or other payments from SES under the SES Gathering Agreement) shall be paid to the Manager for the benefit of the Owners. Manager shall hold for the account of the Owners any funds of the Owners including any fees advanced or paid to the Manager, either for the conduct of operations hereunder or as a result of fees paid under the SES Gathering Agreement, and such funds shall remain the funds of the Owners on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Owners or applied toward the payment of, and Manager shall have the right to offset or deduct from any portion of the funds otherwise payable to an Owner any amounts attributable to such Owner’s share of: (i) any amounts reimbursable or advanced to Manager for any costs or expenses incurred or paid by Manager under this Agreement, under the SES Contract Operating Agreement, or paid to any Governmental Authorities or otherwise paid to any Person by Manager relating to the ownership, use, expansion, extension, operation, maintenance, repair, replacement, abandonment or other disposition of the Gathering System;

(ii) any amounts of the type described in subpart (i) above to be paid directly to the Contract Operator, Governmental Authorities, or other Persons, at the direction of the Manager; and (iii) reasonable reserves to be retained by Manager for amounts of the type described in subparts (i) or (ii) above. Nothing in this paragraph shall require the maintenance by Manager of separate accounts for the funds of Owners unless the Parties otherwise specifically agree. Manager shall provide a statement of account to the Owners within sixty (60) days following the end of each fiscal quarter, setting forth the amounts and proceeds paid under the SES Gathering Agreement to Manager during the prior fiscal quarter, and the amounts deducted or offset therefrom for such same time period; and to the extent such SES Gathering Agreement proceeds exceed the offsets and deductions, Manager shall pay to each Owner such Owner’s allocable share thereof when it delivers such statement.
     3.4 Additional Offset Rights Relative To NAESB Purchase Agreement Payments and SES Gathering Agreement Payments. In addition to the rights of offset or similar rights set forth in Section 3.3 of this Agreement, or elsewhere in this Agreement, to the extent any members of the NNG Group (a) fail to make any payment or take any action required to maintain in effect any oil and gas lease, farm-out agreement, development agreement or other agreement with respect to the geographic region for which natural gas production is dedicated to gathering by the Gathering System pursuant to the SES Gathering Agreement and SES or Seminole makes a payment or incurs a liability in respect of such obligation on behalf of any member of the NNG Group, or (b) fail to pay SES, when due, any amounts or payments under the NAESB Purchase Agreement (the amounts referred to in clause (a) and (b) are referred to collectively as the “NNG Group GAM Default Amounts”), then, without waiving or being deemed to have elected any remedies that SES or Seminole may have available to it under the NAESB Purchase Agreement, Applicable Law or otherwise, the Manager shall also thereafter deduct and offset from any fees or payments actually received from SES under the SES Gathering Agreement which would otherwise be allocable to NNG’s Ownership Interest (or the net allocable share thereof, after deducting and offsetting any other costs, expenses or liabilities owed or payable by NNG hereunder), regardless of whether the source of such payments received from SES were paid to SES by members of the NNG Group or other Third Parties, such amounts as are or would be necessary to deliver to Seminole an amount equal to 50% (or Seminole’s then existing Ownership Interest, if not 50%) of the NNG Group GAM Default Amounts, plus any SOS returns (ie, the 25% IRR thereon) and 50% of returns on Capital Projects made by both Parties; and Manager shall pay, and continue to pay, such offset and deducted amounts hereunder to Seminole until Seminole has, in fact, received an amount equal to 50% (or Seminole’s then existing Ownership Interest, if not 50% during the period applicable to the NNG Group’s default), all as described in further detail on Exhibit C. Notwithstanding anything stated herein to the contrary, to the extent Manager offsets and deducts the amounts described above prior the application and deduction of any costs, expenses or liabilities that NNG may owe or are payable by NNG under this Agreement, then such offset or deduction by Manager shall in no way release, relieve or reduce NNG’s obligation and liability relating to any of such costs, expenses or liabilities.
     3.5 Marketing Rights/Duties.
     (a) Exclusive Right to Approve Marketing. Subject to the commitments, duties and obligations under the SES Gathering Agreement, the Manager shall also solely and exclusively conduct and direct and have full control, on behalf of the Owners of all marketing or any gathering or transportation capacity of the Gathering System and no Owner, other than the Manager, shall have the right to take or commit to any Person (other than SES) any capacity on, or gathering services utilizing, the Gathering System or Solely Owned Segments.
     (b) Satisfaction of Marketing Duties. The commitments, duties and obligations of Manager under this Section 3.5 shall be deemed satisfied as long as the SES Gathering Agreement remains in force and effect.
     (c) SES Gathering Agreement. Notwithstanding the general authority and duties of Manager with regard to marketing the available capacity of the Gathering System, it is contemplated that 100% of the available capacity of the Gathering System will be committed by each Owner to SES under the terms of the SES Gathering Agreement; and simultaneous with the execution and delivery of this Agreement, each Owner shall execute and deliver the SES Gathering Agreement.
     (d) SOS SES Gathering Agreement. It is contemplated that 100% of the available capacity of the Solely Owned Segments will be committed to SES under the terms of the applicable SOS SES Gathering Agreement; and each SOS Owner shall execute and deliver a SOS SES Gathering Agreement with respect thereto prior to the commencement of operations of the applicable Solely Owned Segment, unless SES expressly waives this requirement in writing.
     (e) Disclaimers, Limitations and Rights. All of the provisions of Sections 3.1-3.4 above shall apply with regard to Manager’s performance under this Section 3.5.
     (f) Termination of Section 3.5 Provisions. Notwithstanding the above, to the extent that an NGAS Options (as defined in the APA) is exercised (whether by Seminole or in accordance with the put options described therein), the obligation set forth in this Section 3.5 shall automatically terminate upon the closing and consummation of such NGAS Option, and the Parties shall execute such further amendments to this Agreement or other instruments as may be necessary or appropriate to reflect the termination thereof.
     3.6 Certain Capital Projects Resulting in Change of Certain Rates. In the event that an NGAS Capital Project is conducted, the SES Gathering Agreement and any SOS SES Gathering Agreement contemplated that the Gathering Fees to be charged thereunder shall be increased in a manner to provide the Owners (or SOS Owners under a SOS SES Gathering Agreement) and additional 20% IRR (meaning an IRR with an IRR Specified Discount Rate of 20%), over the then remaining term of such SES Gathering Agreement (or SOS SES Gathering Agreement), on all capital spent on such NGAS Capital Project in accordance with a monthly Capital Fee thereunder. The NAESB Purchase Agreement shall provide for a corresponding increase in the monthly Gathering Fee and monthly Operating Fee (and or a monthly Capital Fee) thereunder.
ARTICLE IV
INSURANCE
     4.1 Insurance.
     At all times while operations are conducted hereunder, Manager and Owners shall comply with the insurance requirements set forth on Exhibit H attached hereto and made a part hereof. Manager may also carry or provide insurance for the benefit of the joint account of the Parties to the extent set forth on Exhibit H. Manager shall require all contractors engaged in work on or for the Gathering System to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as or Owners may require.
ARTICLE V
(Intentionally Omitted)
ARTICLE VI
EXPENDITURES AND LIABILITY OF PARTIES
     6.1 Liability of Parties.
     (a) Several; No Partnership. The liability of the Parties shall be several, not joint or collective. Except as expressly set forth herein to the contrary, each Party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs related to the Gathering System in accordance with the Ownership Ratio, unless otherwise specified herein to the contrary. It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, a partnership, joint venture, agency relationship or association, or to render the Parties liable as partners, co-venturers, or principals. In the event that an Owner (in such case, a “Responsible Owner”) is ultimately held liable or responsible to a third party or Governmental Authority for costs, claims or liabilities of any kind attributable to the other Owner’s Ownership Interests, under a theory of joint and several liability or otherwise, then the Responsible Owner shall be entitled to an immediate reimbursement of any amounts actually paid out of pocket attributable to the other Owner’s Ownership Interest. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the Parties to act in good faith in their dealings with each other with respect to activities hereunder.
     (b) Actual Costs and Expenses. It is contemplated and agreed herein that the Manager shall not earn or be paid a separate fee for performing the functions of the Manager. To the extent that Manager incurs and pays any out of pocket costs, expenses or liabilities to Third Parties, to the Contract Operator, or with regard to internal personnel and labor costs of Manager (or its Affiliates) pursuant to authorities granted to them in this Agreement, under an Approved Budget (or a deemed Approved Budget) or an Approved AFE’s, approved Major Decisions, or other costs, expenses or liabilities authorized or permitted to be incurred by Manager under this Agreement or are otherwise attributable to the Ownership Interests of the other Owners, then such Manager shall be entitled to reimbursement from the other Owners of such other Owner’s proportionate Ownership Ratio share of such costs, expenses and liabilities actually incurred and paid. To the extent reasonably available, all reimbursable costs, expenses and liabilities shall be supported by invoices, receipts or other appropriate documentation.
     6.2 Liens and Security Interests.
     In accordance with the terms of the NGAS Mortgages, NNG shall grant a first lien and security interest to Seminole on NNG’s Ownership Interest in the Gathering System, as well as any Solely Owned Segments, Net Profits Interests, or other assets or properties that NNG owns or holds to support, among other obligations or liabilities described therein, all of NNG’s obligations and liabilities under this Agreement. In accordance with the terms of the Seminole Mortgages, Seminole shall grant a subordinated, second lien and security interest to NNG on Seminole’s Ownership Interest in the Gathering System, as well as any Solely Owned Segments, Net Profits Interests, or other assets or properties that Seminole owns or holds to support, among other obligations or liabilities described therein, all of Seminole’s obligations and liabilities under this Agreement. Neither NNG nor Seminole shall assign the Seminole Mortgages nor the NGAS Mortgages, respectively, without the consent of the other Party; provided however, that NNG may assign the Seminole Mortgages to the Administrative Agent (as such term is defined in the NGAS Credit Agreement, as defined in the APA) for the benefit of the lenders under the NGAS Credit Agreement, as collateral for the Obligations (as such term is defined therein) so long as the obligations of NNG thereunder do not exceed in the aggregate $7,500,000 and upon exercise of the NGAS Option (as defined in the APA) and the payment by Seminole pursuant to the terms thereunder, such collateral assignment shall be released.
     6.3 Advances.
     Manager, at its election, shall have the right from time to time to demand and receive from one or more of the other Parties, payment in advance of their respective shares of the estimated amount of capital improvement costs or the expense to be incurred in operating the Gathering System, including working capital hereunder during the next succeeding month, which right may be exercised only by submission to each such Party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the twentieth (20th) day of the next preceding month.
     Each Party shall pay to Manager its proportionate share in accordance with the Ownership Ratio of such estimate within fifteen (15) days after such estimate and invoice is delivered to such Party. If any Party fails to pay its share of said estimate within said time, the amount due shall bear interest at the maximum legal rate until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each Party shall bear and pay its proportionate share in accordance with the Ownership Ratio of actual expenses incurred, and no more.
     6.4 Defaults and Remedies.
     If any Party fails to discharge any financial obligation under this Agreement, including, without limitation, the failure to pay any amount when due, or make any advance, or any other provision of this Agreement, within the period required for such payment or performance hereunder (in such case, a “Defaulting Owner”), then in addition to the remedies provided herein or elsewhere in this Agreement, or the remedies available under Applicable Law, the remedies specified below shall be applicable, and the other Owners (the “Non-Defaulting Owners”, and individually, a “Non-Defaulting Owner) shall be entitled to pursue such remedies. For purposes of this Article VI, all notices and elections shall be delivered only by Manager, except that when Manager is the Defaulting Owner, the applicable notices and elections can be delivered by any Owner. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a Non-Defaulting Owner:
     (a) Suspension of Rights. Any Party may deliver to the Defaulting Owner a Notice of Default, which shall specify the default, specify the action that needs to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the Defaulting Owner granted by this Agreement may upon notice from any Non-Defaulting Owner be suspended until the default is cured, without prejudice to the right of the Non-Defaulting Owner or Parties to continue to enforce the obligations of the Defaulting Owner previously accrued or thereafter accruing under this Agreement. The rights of a Defaulting Owner that may be suspended hereunder at the election of the non-defaulting Parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to participate in an operation being conducted under this Agreement and the right to receive proceeds from operations.

     (b) Advance Payment. If a default is not cured within twenty (20) days after the delivery of a Notice of Default, Manager, or any Non-Defaulting Owners if Manager is the Defaulting Owner, may thereafter require advance payment from the Defaulting Owner Party of such Defaulting Owner’s anticipated share of any item of expense for which Manager, or Non-Defaulting Owners, as the case may be, would be entitled to reimbursement under any provision of this Agreement, whether or not such expense was the subject of the previous default. If the Defaulting Owner fails to pay the required advance payment, the Non-Defaulting Owners may pursue any of the remedies provided in this Agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing Party.
     (c) Default Interest. If either Party fails or refuses to make any payment to the other in a timely manner in accordance with the provisions contained in this Agreement, the unpaid balance shall bear interest which shall be paid to the non-defaulting Party. The rate of interest shall be calculated as commencing on the date due of the defaulted payment and continue until the default amount, plus the interest, shall have been paid in full to the non-defaulting Party. The rate of interest applied (the “Default Interest Rate”) shall be calculated as the sum of (i) a variable rate equal to the prime rate of interest as published from time to time in The Wall Street Journal, each change in the prime rate to be effective without notice on the effective date of each change in the prime rate as so published, plus (ii) eight percent (8%); provided, however, that the Default Interest Rate chargeable hereunder shall never exceed the maximum non-usurious rate of interest allowed by Applicable Law.
     (d) Recovery of 25% IRR. To the extent a Non-Defaulting Owner pays, or elects (in its sole discretion) to pay any IRR Funded Capital, then any and all payments that would otherwise be made under the SES Gathering Agreement to the Defaulting Owner shall instead be paid to such Non-Defaulting Owner until such Non-Defaulting Owner recovers from such Defaulting Owner’s share of such payments, the lesser of (i) a 25% IRR (meaning an IRR using an IRR Specified Discount Rate of 25%) relative to all of the IRR Funded Capital it paid, and (ii) an amount equal to the aggregate IRR Funded Capital it paid, plus a rate of interest thereon equal to the maximum, non-usurious rate of interest permitted under Applicable Law.
     6.5 Taxes.
     Beginning with the first calendar year after the effective date hereof, Manager shall render for ad valorem taxation all property subject to this Agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Manager shall bill the other Parties for their proportionate shares of all tax payments.
     6.6 Assignment; Maintenance of Uniform Interest; Successor Bound.
     For the purpose of maintaining uniformity of ownership in the Gathering System (and including/excluding any Solely Owned Segments) covered by this Agreement, and subject to the other restrictions in Section 2.4, no Owner shall Transfer its interest in the Gathering System except as otherwise expressly permitted in this Agreement (whether as a Permitted Transfer or otherwise permitted under this Agreement) and no such Transfer shall be effected unless it covers the entire interest of the Party in the Gathering System(and including/excluding any Solely Owned Segments). Subject to the other restrictions in Section 2.4, every Transfer made by any Party shall be made expressly subject this Agreement. Subject to the other restrictions in Section 2.4, no assignment or other disposition of interest by a Owner shall relieve such Owner of obligations or liabilities hereunder with regard to the interest transferred, and the lien and security interest granted shall continue to burden the interest transferred to secure payment of any such obligations. Any recipient or assignee of an interest in the Gathering System or the Solely Owned Segments or any Net Profits Interests (other than the pledge to the Administrative Agent under the NGAS Credit Agreement of 100% of the equity interest in NNG) must execute an amendment to this Agreement (the form of which shall be as agreed to by the non-Transferring Owner(s)), agreeing to become a Party to this Agreement with regard to the interest received or assigned and agreeing to be bound hereby. Any conveyance, transfer or assignment of any interest (whether by operation of Applicable Law or otherwise) in the Gathering System or the Solely Owned Segments or any Net Profits Interests which does not require that the recipient or assignee to so agree will be void.
ARTICLE VII
INTERNAL REVENUE CODE ELECTION
     If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, and if the Parties have not otherwise agreed to form a tax partnership or other agreement between them, each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated hereunder. Manager is authorized and directed to execute on behalf of each Party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each Party hereby affected give further evidence of this election each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Facility is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.
ARTICLE VIII
INDEMNITY
     Each Owner, in proportion to its Ownership Interest:
     (i) shall RELEASE, INDEMNIFY, DEFEND and HOLD HARMLESS from and against any claims, losses, damages, lawsuits, costs (including, without limitation, attorney fees, court costs and other costs of investigation or defense), fines, charges, assessments or liabilities of any kind whatsoever (collectively “Indemnity Claims”) against any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Owner), by reason of the fact that he, she or it is or was an Owner Representative,
     (ii) with regard to their Ownership Interest, shall RELEASE, INDEMNIFY, DEFEND and HOLD HARMLESS the Manager, its Affiliates, and any of their respective employees, officers, directors, managers, agents, and representatives from and against any Indemnity Claims relating to bodily injury, personal injury, illness, death, or any loss of, destruction of or damage to property of any kind (including, without limitation, economic loss) arising from or related to their function as Manager hereunder or the acquisition, construction, installation, ownership, use, expansion, extension, operation, maintenance, repair, replacement, marketing, abandonment or other disposition of the Gathering System or any Solely Owned Segments,
REGARDLESS OF WHETHER ANY SUCH INDEMNITY CLAIMS ARE ATTRIBUTABLE TO, IN WHOLE OR IN PART, TO THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF MANAGER, ANY OWNER, OR ANY OTHER PERSON.
ARTICLE IX
CLAIMS AND LAWSUITS
     The Owners hereby stipulate and agree that Manager may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($50,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the Parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Manager. All costs and expenses of handling settling or otherwise discharging such claim or suit shall be a joint expense of the Owners participating in the operation from which the claim or suit arises. If a claim is made against any Owner or if any Owner is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Manager by this Agreement, such Owner shall immediately notify all other Owners, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.
ARTICLE X

FORCE MAJEURE
     10.1 Force Majeure.
     (a) In General. In the event of any Party being rendered unable, wholly or in part, by an Event of Force Majeure to carry out its obligations under this Agreement, except payment of money or provision of indemnity and defense obligations, it is agreed that on such Party giving notice in the manner herein contained and reasonably full particulars of such Event of Force Majeure to the other Party within a reasonable time after the occurrence of the cause relied on, the then obligations of the Party giving such notice, so far as it is affected by such Event of Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.
     (b) Definition. The term “Event of Force Majeure,” as employed herein, shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, and any other causes, whether of the kind herein enumerated or otherwise, not at the time involved, reasonably within the control of the Party claiming suspension; and such term shall likewise include (i) in those instances where any Party hereto is required to obtain servitudes, rights of way, grants, permits, or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable costs and after the exercise of reasonable diligence, such servitudes, rights of way, grants, permits, or licenses, and (ii) in those instances where any Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any Governmental Authorities to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable costs and after the exercise of reasonable diligence, such materials and supplies, permits and permissions.
     (c) Labor Disputes. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having difficulty, and the above requirement that any Event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the Party having the difficulty.
ARTICLE XI
TERM
     This Agreement shall commence as of the effective date set forth in the introductory paragraph of this Agreement and shall continue in force and effect until the none of the Gathering System nor any Solely Owned Segments are being used to gather or transport natural gas, and all have been permanently removed and abandoned in accordance with all Applicable Law, and there remain no further payment obligations by any Owner to any other Owner under this Agreement. Notwithstanding the above, to the extent that the NGAS Asset Option (as defined in the APA) is exercised (whether by Seminole or in accordance with the put options described therein), the term of this Agreement shall automatically terminate upon the closing and consummation of such NGAS Option, and the Parties shall execute such further amendments to this Agreement or other instruments as may be necessary or appropriate to reflect the termination thereof; provided, however, that termination of this Agreement shall in no way relieve or release any Party for obligations or liabilities accrued prior to the termination hereof.
ARTICLE XII
NOTICES
     All notices authorized or required between the Parties by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such Parties at the addresses as follows:
Seminole Gas Company, L.L.C.
1323 E. 7lst Street, Suite 300
Tulsa, Oklahoma 74136

(918) 477-3451 (fax)
Attention: Alex Goldberg
NGAS Gathering II, LLC
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509
(859) 263-4228 (fax)
Attention: William G. Barr III, Chief Executive Officer
All telephone or oral notices permitted by this Agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response thereto shall run from the date the originating notice is received. “Receipt” for purposes of this Agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the Party to be notified specified in accordance with this Agreement, or to the telecopy, facsimile or telex machine of such Party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the Party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each Party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other Parties. If a Party is not available to receive notice orally or by telephone when a Party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.
ARTICLE XIII
COMPLIANCE WITH LAWS AND REGULATIONS
     13.1 Laws, Regulations and Orders.
     This Agreement shall be subject to all Applicable Laws, including, without limitation, those of the state in which the Gathering System are located, and to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders. Each Owner and SOS Owner agrees to comply with all Applicable Law relative to their ownership or obligations regarding the Gathering System or any Solely Owned Segments.
     13.2 Regulatory Agencies.
     Nothing herein contained shall grant, or be construed to grant, Manager the right or authority to waive or release any rights, privileges, or obligations which Owners may have under federal or state laws or under rules, regulations or orders promulgated. With respect to the operations hereunder, Owners agree to RELEASE, WAIVE AND FULLY DISCHARGE Manager from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Manager’s interpretation or application of Applicable Law, including, without limitation, any rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence, REGARDLESS OF WHETHER ANY SUCH CLAIMS ARE ATTRIBUTABLE TO, IN WHOLE OR IN PART, TO THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF MANAGER, ANY OWNER, OR ANY OTHER PERSON. Each Owner further agrees to reimburse Manager for such Owner’s share of any refund, fine, levy or other governmental sanction that Manager may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Manager as a result of such incorrect interpretation or application.
ARTICLE XIV
MISCELLANEOUS
     14.1 Execution.
     This Agreement shall be binding upon each Owner when this Agreement or a counterpart thereof has been executed by such Owners.
     14.2 Successors and Assigns.

     This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, devisees, legal representatives, successors and assigns. Any Transfers of any interests in the Gathering System or Solely Owned Segments must comply with the terms, provisions or limitations set forth in Section 2.4, including, without limitation, the obligation for any successor in interest to the Gathering System or any Solely Owned Segments to take their interest subject to the terms and provisions of this Agreement, the SES Gathering Agreement and any applicable SOS SES Gathering Agreement, and must agree to assume and agree to be bound by the obligations and liabilities under this Agreement and such other agreements relative to the interests acquired.
     14.3 No Waiver.
     Failure of either Party to require performance of any provision of this Agreement shall not affect either Party’s right to require full performance thereof at any time thereafter, and the waiver by either Party of a breach of any provisions hereof shall not constitute a waiver of a similar breach in the future or of any other breach of nullify the effectiveness of such provision.
     14.4 Injunctive Relief.
     The Parties acknowledge that a breach of the provisions of this Agreement may cause irreparable injury to the Owners for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties to this Agreement agree that in such event the provisions of this Agreement may be enforced by injunctive action or specific performance.
     14.5 Entire Agreement.
     This Agreement, together with the exhibits attached hereto, the SES Contract Operating Agreement, the SES Gathering Agreement, NAESB Purchase Agreement, any SOS SES Gathering Agreement, the Asset Purchase Agreement (and any agreements executed in connection therewith), constitute the entire agreement and understanding between the Parties with regard to the subject matter hereof and terminate, supersede, and render null and void and of no further force and effect any prior understandings, negotiations or agreements between the Parties and their predecessors relating to the subject matter hereof.
     14.6 Memorandum of this Agreement.
     The Parties shall execute and deliver a Memorandum of Options and Agreement, in substantially the form attached to the Asset Purchase Agreement as Exhibit N (the “MOA”), acknowledging that the undersigned Parties have entered into this Agreement. The MOA shall also acknowledge the intent that the right of first refusal and other obligations, commitments and dedications set forth herein be deemed covenants running with the land, binding upon any transferee of an interest in any the Gathering System or any Solely Owned Segments; and the MOA shall be filed of record in each County or Parish in which any part of the Gathering System or Solely Owned Segments sit.
     14.7 Counterparts.
     This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.
     14.8 Amendments.
     Except as expressly provided herein, this Agreement may only be amended upon the written consent of all Owners.
     14.9 No Consequential Damages.
     Notwithstanding anything contained to the contrary in this Agreement, the Parties agree that the recovery by any Party of any damages suffered or incurred by it as a result of any breach by another Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of its obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party for any indirect, consequential, special, exemplary, or punitive damages (including any damages on account of lost profits or opportunities or lost or delayed generation) suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of any of its obligations hereunder; provided, however, that the foregoing shall not be considered a waiver of cover damages, nor shall it be deemed a waiver of any Indemnity Claims asserted by third parties for which one Party has expressly agreed to indemnify the other under the terms of this Agreement.
     14.10 Further Assurances.
     In connection with this Agreement and the transactions contemplated hereby, each Owner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
     14.11 Severability.
     For the purposes of assuming or rejecting this Agreement as an executory contract pursuant to federal bankruptcy laws, this Agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any Party to this Agreement to comply with all of its financial obligations provided herein shall be a material default.
     14.12 Governing Law; Jurisdiction & Venue. This Agreement shall be construed, enforced and interpreted according to the laws of the State of Texas, without regard to the conflicts of law rules thereof; provided, however, that the Parties acknowledged that the right of first refusal provisions under Section 2.4, shall be construed, enforced and interpreted according to the laws of the state where the applicable properties sit. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of and the federal courts of the United States of America located in Harris County, Texas over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
     14.13 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.
     14.14 Rule Against Perpetuities. It is not the intent of that Parties that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates. This Agreement shall be construed as not violating any such rule to the extent the same can be so construed consistent with the intent of the Parties. In the event that any provision hereof is determined to violate any such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To the extent the maximum period is permitted to be determined by reference to “lives in being,” the Parties agree that “lives in being” shall refer to the lifetime of the last to die of the living lineal descendants of the late Joseph P. Kennedy (father of the late President of the United States of America).
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     IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have executed this Agreement through their authorized representatives as of the date first set forth above.

SEMINOLE GAS COMPANY, L.L.C.
By:	/s/ Robert B. Rosene, Jr.
Robert B. Rosene, Jr.,
President

NGAS GATHERING II, LLC
By:	./s/ William G. Barr III
William G. Barr III,
Chief Executive Officer